Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren
Vice President, Chief Financial Officer
(510) 661-1802
amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES FOURTH QUARTER

AND YEAR-END 2004 FINANCIAL RESULTS

FREMONT, Calif., January 27, 2005 – Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Curon Medical reported net sales of $1,010,000 compared to net sales of $862,000 in the third quarter of 2004 and $1,061,000 in the fourth quarter of 2003. Net loss for the quarter was $4.2 million, or $0.17 per share, compared with a net loss of $4.3 million, or $0.18 per share, for the third quarter of 2004, and $4.8 million, or $0.24 per share, for the fourth quarter of 2003.

For the twelve months ended December 31, 2004, Curon net sales were $3.7 million compared with net sales of $3.4 million during 2003, reflecting an approximately eight percent increase. Net loss for the twelve months ended December 31, 2004, was $0.64 per share compared with a net loss in 2003 of $0.77 per share.

Fourth quarter results reflect the sale of ten Stretta® Control Modules and seven Secca® Control Modules, plus the placement of three additional Stretta and two additional Secca Control Modules for evaluation, in addition to sales of 457 disposable Stretta Catheters and 180 disposable Secca Handpieces. As of December 31, 2004, Curon Medical had cash, cash equivalents and investments totaling $5.9 million.

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“During the fourth quarter we focused on recruiting, training, and deploying an expanded sales organization to enhance our sales capacity,” stated Larry C. Heaton II, Curon Medical’s President and Chief Executive Officer. “We were pleased to see sales return to the one million dollar level for the quarter.

“On January 1, 2005, a new level one CPT code took effect for the Stretta procedure, which should ease coding and may lend credibility to the procedure amongst insurance carriers who are considering coverage. Positive four-year durability data for the procedure was presented at the American College of Gastroenterology meeting this past October. In total, six articles regarding the Stretta procedure appeared in peer-reviewed clinical journals in 2004, and 16 Stretta training programs are currently scheduled for 2005, not including those that are conducted in conjunction with a physician society or medical meeting.

“With the additional positive peer-reviewed studies documenting the benefits of the Stretta procedure, and cost savings from the procedure when compared to the alternative surgical anti-reflux procedure, we anticipate an increase in the number of medical insurers that will cover the Stretta procedure in 2005. This should reflect itself in increased adoption of the Stretta treatment by both the existing and new installed base.”

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the third quarter results. The live call may be accessed by dialing (312) 461-0644 and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from January 28, 2005 until midnight eastern time on February 4, 2005. The confirmation number to access the replay is 73777.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

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About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s financial results for the quarter and year ended December 31, 2004, future adoption of the Stretta procedure and resulting sale growth, as well as improved insurance coverage for procedures that utilize the Company’s products are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s Quarterly report of Form 10-Q for the fiscal quarter ended September 30, 2004 filed with the Securities and Exchange Commission on November 12, 2004. The forward-looking statements are made as of January 27, 2005, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues	$1,010	$1,061	$3,709	$3,421
Cost of goods sold	1,190	1,121	4,358	4,322

Gross loss	(180)	(60)	(649)	(901)

Operating expenses:
Research and development	376	416	1,736	1,823
Clinical and regulatory	239	392	1,096	1,497
Sales and marketing	2,169	1,887	8,083	6,825
General and administrative	1,051	891	5,073	3,505
Litigation charge	—	1,250	—	1,250

Total operating expenses	3,835	4,836	15,988	14,900

Operating loss	(4,015)	(4,896)	(16,637)	(15,801)
Interest income and other expense, net	(194)	47	1,317	246

Net loss	$(4,209)	$(4,849)	$(15,320)	$(15,555)

Net loss per share, basic and diluted	$(0.17)	$(0.24)	$(0.64)	$(0.77)

Shares used in computing net loss per share, basic and diluted	24,622	20,171	24,037	20,076

Condensed Consolidated Balance Sheets

	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$374	$4,865
Marketable securities	5,518	5,269
Accounts receivable, net	620	834
Inventories, net	777	1,063
Prepaid expenses and other current assets	987	863

Total current assets	8,276	12,894
Property and equipment, net	551	836
Other assets	330	124

Total assets	$9,157	$13,854

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,651	$2,931
Other liabilities	124	115
Warrant liability	469	—
Stockholders’ equity:	6,913	10,808

Total liabilities and stockholders’ equity	$9,157	$13,854